                                   CREDIT AGREEMENT

     This Credit Agreement (as it may be amended or modified and in effect from time to time, the "Agreement"), dated as of December 11, 1998, is between ROCKSHOX, INC., a Delaware corporation (together with its successors and assigns, the "Borrower"), and THE FIRST NATIONAL BANK OF CHICAGO (together with its successors and assigns, the "Lender"). The parties hereto agree as follows:


                             ARTICLE I -- DEFINITIONS

     As used in this Agreement:

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the corporate base rate of interest announced by the Lender from time to time, changing when and as said corporate base rate changes and (ii) the sum of the federal funds effective rate (as published by the Federal Reserve Bank of New York) for such day plus 1/2%.

     "Alternate Base Rate Loan" means a Loan that bears interest at the Alternate Base Rate.

     "Borrowing Date" means a date on which a Loan is made hereunder.

     "Borrowing Notice" is defined in Section 2.5.

     "Bridge Facility" means that certain Bridge Loan Note dated as of September 28, 1998 made by the Borrower in favor of the Lender, as amended, and all documents and agreements executed in connection therewith.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New

York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means the obligation of the Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any notice of assignment relating to any assignment that has become effective pursuant to Section 11.3, as such amount may be modified from time to time pursuant to the terms hereof.

     "Compliance Certificate" means a compliance certificate, substantially in the form of EXHIBIT A, signed by the chief financial officer of the Borrower.

     "Consolidated Net Worth" means, at any date of calculation, the consolidated stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such date.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

     "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.6.

     "Current Ratio" means, at any date, the ratio of current assets to current liabilities of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles.

     "Default" means an event described in Article VII.

     "EBITDA" means, for any period and with respect to any Person and all such Person's Subsidiaries on a consolidated basis, (i) the net earnings (or loss) after taxes for such period taken as a single accounting period, plus
(ii) depreciation, depletion and amortization expense for such period, plus
(iii) federal, state and local income (or equivalent) taxes paid or accrued for such period, plus (iv) total interest expense for such period (including amortization of capitalized Indebtedness issuance costs), whether paid or accrued (including the interest component of Capitalized Leases), including all commissions, discounts and other fees and charges owed or incurred with respect to letters of credit and other Indebtedness, including Indebtedness under this Agreement, plus (v) all management fees accrued during such period and plus (vi) restructuring charges equal to $3,326,000 incurred in the fourth quarter of the Borrower's 1998 fiscal year, in each case determined in accordance with Agreement Accounting Principles and, in the case of clauses
(ii) through (v), to the extent included in the determination of net earnings (or loss) for such period.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the rate at which the Lender offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the Lender's portion of the relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period.

     "Eurodollar Loan" means a Loan that bears interest at a Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (ii) 2.5% per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Fee Letter" means that certain fee letter agreement dated as of December 11, 1998 among the Borrower and the Lender.

     "Fixed Charge Coverage Ratio" means, for any period of calculation, and with respect to any Person and all such Person's Subsidiaries on a consolidated basis, the ratio of (a) EBITDA plus rental expense for such period, to (b) the sum of (i) interest expense for such period, and (ii) rental expense for such period, calculated for the four full immediately preceding fiscal quarters then most recently ended.

     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade),
(iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations that are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) net liabilities under interest rate swap, exchange or cap agreements, (viii) Contingent Obligations and (ix) any other obligation for borrowed money or other financial accommodation which in accordance with generally accepted accounting principles would be shown as a liability on the consolidated balance sheet of such Person.

     "Insurance Certificate" means a certificate signed by the president or chief financial officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

     "Interest Period" means, with respect to a Eurodollar Loan, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day that corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     "Lending Installation" means any office, branch, subsidiary or affiliate of the Lender.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

     "Loan" means a borrowing hereunder (or a conversion or continuation thereof).

     "Loan Documents" means this Agreement, the Note, the Security Agreement, the Trademark Security Agreement and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Lender.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Property, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender thereunder.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Note" is defined in Section 2.10.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lender or any indemnified party arising under the Loan Documents.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Investments" means any of the following:

      (a) Marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after the date of acquisition thereof.

      (b) Marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of A or better from either S&P or Moody's.

      (c) Commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's.

      (d) Certificates of deposit or bankers' acceptances maturing within one year after the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least "adequately capitalized" (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000.

      (e) Shares of any money market mutual fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c) and (d) above, (ii) has net assets of not less than $500,000,000, and (iii) has a rating of AAA or better from either S&P or Moody's.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, limited liability company, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed against Lender under Regulation D of the Board of Governors of the Federal Reserve System on Eurocurrency liabilities.

     "Security Agreement" means a security agreement in the form attached hereto as EXHIBIT B.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Lender, which satisfaction shall not be unreasonably withheld.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Termination Date" means December 10, 1999.

     "Trademark Security Agreement" means a security agreement in the form attached hereto as EXHIBIT C.

     "Type" means, with respect to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries and of the Borrower's and its Subsidiaries' material customers, suppliers and vendors.

     "Year 2000 Program" is defined in Section 5.14.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                             ARTICLE II -- THE CREDITS

     2.1. COMMITMENT; REDUCTION OF COMMITMENT. From and including the date of this Agreement and prior to the Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any
one time outstanding the amount of the Commitment.   The Borrower may
permanently reduce the Commitment, in integral multiples of $500,000.00, upon at least three Business Days' written notice to the Lender; PROVIDED, HOWEVER, that the amount of the Commitment may not be reduced below the aggregate principal amount of the outstanding Loans.

     2.2. TYPES OF LOANS; MINIMUM AMOUNT; LENDING INSTALLATIONS. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Termination Date. The Loans may be Alternate Base Rate Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower in accordance with Sections 2.5 and 2.6. Each Eurodollar Loan shall be in the minimum amount of $1,000,000.00 and whole multiples of $500,000.00 in excess thereof. The Lender may book the Loans at any Lending Installation, as selected by the Lender. All terms of the Loan Documents shall apply to and may be enforced by or on behalf of any such Lending Installation.

     2.3. PRINCIPAL PAYMENTS. The Borrower may from time to time pay, without penalty or premium, any portion of the outstanding Alternate Base Rate Loans upon two Business Days' prior notice to the Lender. The Borrower may on the last day of any Interest Period pay, without penalty or premium, all outstanding Eurodollar Loans, or all or any portion of the outstanding Eurodollar Loans upon three Business Days' prior notice to the Lender; PROVIDED, HOWEVER, that if any such payment occurs on a date other than the last day of an Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not made on the date specified by the Borrower for any reason other than default by the Lender, the Borrower will indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Loan. Any outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower, and the Commitment to lend hereunder shall expire, on the Termination Date.

     2.4. FEES. The Borrower agrees to pay to the Lender a commitment fee of .5% per annum on the daily unborrowed portion of the Commitment from the date hereof to and including the Termination Date, payable in arrears on the last day of each calendar quarter hereafter. All accrued fees shall be payable on the effective date of any termination of the obligations of the Lender to make Loans hereunder.

     2.5. METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR NEW LOANS. The Borrower shall select the Type of Loan and the Interest Period, if any, applicable to each Loan from time to time. The Borrower shall give the Lender irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Alternate Base Rate Loan and two Business Days before the Borrowing Date for each Eurodollar Loan, specifying for each Loan: (i) the Borrowing Date, which shall be a Business Day, (ii) the aggregate amount, (iii) the Type, and
(iv) the Interest Period, if any, applicable thereto. The Lender will make the funds available to the Borrower at the Lender's address specified pursuant to Article XII.

     2.6. CONVERSION AND CONTINUATION OF OUTSTANDING LOANS. Alternate Base Rate Loans shall continue as such unless and until converted into Eurodollar Loans or are repaid. Each Eurodollar Loan shall continue until, and may not be converted prior to, the end of the then applicable Interest Period therefor, at which time such Eurodollar Loan shall be automatically converted into an Alternate Base Rate Loan unless such Eurodollar Loan was repaid or the Borrower shall have given the Lender irrevocable notice (a "Conversion/Continuation Notice") requesting that, at the end of such Interest Period, such Eurodollar Loan continue as such for the same or another Interest Period. The Borrower shall give the Lender a Conversion/Continuation Notice prior to the date of the requested conversion or continuation, but not later than the times identified in Section 2.5 for Borrowing Notices, specifying for each Loan being converted or continued:
(i) the requested date which shall be a Business Day; (ii) the aggregate amount and Type; and (iii) the amount and Type(s) of Loan(s) into which such Loan is to be converted or continued and the duration of the Interest Period, if any, applicable thereto.

     2.7. CHANGES IN INTEREST RATE. Each Alternate Base Rate Loan shall bear interest at the Alternate Base Rate on the outstanding principal amount thereof for each day from and including the date such Loan is made or is automatically converted from a Eurodollar Loan pursuant to Section 2.6 to but excluding the date it is paid or is converted into a Eurodollar Loan pursuant to Section 2.6. Changes in the Alternate Base Rate will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during the Interest Period applicable thereto from and including the first day of such Interest Period to (but not including) the last day of such Interest Period at the Eurodollar Rate applicable thereto. No Interest Period may end after the Termination Date.

     2.8. RATES APPLICABLE AFTER DEFAULT.   Notwithstanding anything to the
contrary contained in Section 2.5 or 2.6, during the continuance of a Default or Unmatured Default the Lender may, at its option, by notice to the Borrower, declare that no Loan may be made as, converted into or continued as a Eurodollar Loan following the end of the then current Interest Period. During the continuance of a Default, the Lender may, at its option, by notice to the Borrower, declare that each Eurodollar Loan and each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum, PROVIDED that, during the continuance of a Default under Section 7.2, 7.6 or 7.7, the interest rate set forth above shall be applicable to all Loans without any election or action on the part of the Lender.

     2.9. METHOD OF PAYMENT. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender's address, by noon (Chicago time) on the date when due.

     2.10. NOTELESS AGREEMENT; EVIDENCE OF INDEBTEDNESS. The Lender shall maintain in accordance with its usual practice an account or accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (c) the amount of any sum received by the Lender hereunder from the Borrower. The entries maintained in such accounts shall be PRIMA FACIE evidence of the existence and amounts of the Obligations therein recorded; PROVIDED, HOWEVER, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms. The Lender may request that the Loans be evidenced by a promissory note (a "Note"). In such event, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the order of the Lender in a form supplied by the Lender and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 11.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 11.3, except to the extent that the Lender or any such assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described above.

    2.11. TELEPHONIC NOTICES. The Borrower hereby authorizes the Lender to extend, convert or continue Loans, effect selections of Types of Loans and to transfer funds based on telephonic notices made by any person or persons the Lender in good faith believes to be acting on behalf of the Borrower. If the Borrower's records differ in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

    2.12. INTEREST PAYMENT DATES; INTEREST AND FEE BASIS. Interest accrued on each Alternate Base Rate Loan shall be payable on the last day of each month, commencing with the first such date to occur after the date hereof, on any date on which the Alternate Base Rate Loan is prepaid due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.


                       ARTICLE III -- CHANGE IN CIRCUMSTANCES

     The Borrower agrees to pay to the Lender such amounts as will compensate the Lender for any increase in the cost to the Lender of making or maintaining any Loan hereunder or of maintaining the Commitment to make Loans hereunder, by reason of a change, following the date of execution of this Agreement, in any reserve (except Reserve Requirements), tax (except for change in the rate of tax on the overall net income of Lender), capital guidelines, special deposit, or similar requirement with respect to assets of, deposits with or for the account of, or credit extended by, or commitments extended by, the Lender which are imposed on, or deemed applicable by, the Lender, under any United States law, treaty, rule, regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), any interpretation thereof by any United States governmental, fiscal, monetary or other authority charged with the administration thereof or having jurisdiction over such Loan or the Lender, or any requirement imposed by any such authority, whether or not having the force of law. Such additional amounts shall be payable on demand. The Lender may suspend the availability of any Type of Eurodollar Loan if maintenance of such Loan at a suitable Lending Installation becomes illegal or if deposits matching such Loan are unavailable to the Lender or if the Eurodollar Rate fails to reflect the cost to the Lender of making or maintaining such Loan.

     Lender agrees to use reasonable efforts not materially disadvantageous to it to avoid or minimize the payment by the Borrower of any amounts under this Article III, including, without limitation, utilizing a different Lending Installation. Lender shall be entitled to be compensated for amounts pursuant to this Article III only to the extent Lender makes the same demands for compensation from all of its other customers facing the same or similar circumstances.

                         ARTICLE IV -- CONDITIONS PRECEDENT

      4.1. INITIAL LOAN. The Lender shall not be required to make the initial Loan hereunder unless the Borrower has furnished to the Lender:

          (i) A Note payable to the Lender, if so requested by the Lender pursuant to Section 2.10;

          (ii)  A duly executed Security Agreement;

          (iii) A duly executed Trademark Security Agreement;

          (iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Loan hereunder, no Default or Unmatured Default has occurred and is continuing;

          (v) An Insurance Certificate, signed by the chief financial officer or the president of the Borrower;

          (vi) Evidence satisfactory to the Lender that, upon the date of the initial Loan made hereunder, all Indebtedness of the Borrower outstanding under the Bridge Facility shall be paid in full with the proceeds of such Loan;

          (vii) Such fees as shall be payable to the Lender pursuant to the Fee Letter;

          (viii) A written opinion of counsel to the Borrower, in form and substance reasonably satisfactory to the Lender;

          (ix) A copy of the articles or certificate of incorporation of the Borrower, together with all amendments thereto, and a certificate of existence, each certified by the appropriate governmental officer in its jurisdiction of incorporation;

          (x) A copy, certified by the Secretary or an Assistant Secretary of the Borrower, of its by-laws;

          (xi) A copy, certified by the Secretary or an Assistant Secretary of the Borrower, of Board of Directors' resolutions of the Borrower and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is party;

          (xii) Incumbency certificates, executed by the Secretary or an Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the officers authorized to sign the Loan Documents, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by the Borrower;

          (xiii) Such UCC-1 financing statements as required to be filed pursuant to the Security Agreement and the Trademark Security Agreement; and

          (xiv) Such other documents as the Lender or its counsel may have reasonably requested.

     4.2. EACH LOAN. The Lender shall not be required to make any Loan (other than a Loan that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Loans), unless on the applicable Borrowing Date:

          (i)   There exists no Default or Unmatured Default;

          (ii) The representations and warranties contained in Article V are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date; and

          (iii) All legal matters incident to the making of such Loan shall be satisfactory to the Lender and its counsel.

     Each Borrowing Notice with respect to each such Loan shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. The Lender may require a duly completed Compliance Certificate as a condition to making a Loan.

                    ARTICLE V -- REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lender that:

     5.1. CORPORATE EXISTENCE AND STANDING. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2. AUTHORIZATION AND VALIDITY. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. NO CONFLICT; GOVERNMENT CONSENT. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except any such violation, default or Lien that would not result in a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except in connection with the perfection of Liens contemplated by the Security Agreement and Trademark Security Agreement.

     5.4. FINANCIAL STATEMENTS. The consolidated financial statements of the Borrower and its Subsidiaries dated as of March 31, 1998 and September 30, 1998 heretofore delivered to the Lender were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended.

     5.5. MATERIAL ADVERSE CHANGE. Since March 31, 1998, there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     5.6 TAXES. The Borrower and its Subsidiaries have filed all material United States federal income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes or assessments, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. No tax liens have been filed with respect to any such taxes except as permitted under Section 6.15.

     5.7. LITIGATION AND CONTINGENT OBLIGATIONS. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8. SUBSIDIARIES. SCHEDULE I contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and identifying which Subsidiaries are Significant Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

     5.9. ERISA. There are no Unfunded Liabilities under any Single Employer Plans. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability or more to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, and no Reportable Event has occurred with respect to any Plan. Neither the Borrower nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or has initiated steps to do so, and neither the Borrower nor any other member of the Controlled Group has withdrawn from any Single Employer Plan under circumstances in which the withdrawal resulted in any funding liability that has not been fully paid. No steps have been taken to reorganize or terminate any Plan.

     5.10. COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

     5.11. REGULATIONS. Margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries that are subject to any limitation on sale, pledge, or other restriction hereunder. Neither the Borrower nor any Subsidiary is (i) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended or (ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.12. OWNERSHIP OF PROPERTIES. Except as set forth on SCHEDULE II, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Lender as owned by the Borrower and its

Subsidiaries.

     5.13. ACCURACY OF INFORMATION. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Lender in compliance with the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect.

     5.14. YEAR 2000. The Borrower is in the process of making an assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis (the "Year 2000 Program").
 Based on such assessment and on the Year 2000 Program, the Borrower does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect.

                              ARTICLE VI -- COVENANTS

     During the term of this Agreement, unless the Lender shall otherwise consent in writing:

     6.1. FINANCIAL REPORTING. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

          (i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by Price Waterhouse Coopers, LLP, or other independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, and
     (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

          (ii) Within 60 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

          (iii) Together with the financial statements required under Sections 6.l(i) and (ii), a Compliance Certificate signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (iv) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

          (v) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its

     Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

          (vi) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

          (vii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

          (viii) Such other information (including non-financial information) as the Lender may from time to time reasonably request.

     6.2. USE OF PROCEEDS. The Borrower will use the proceeds of the initial Loan hereunder to repay all Indebtedness of the Borrower under the Bridge Facility. The Borrower will, and will cause each Subsidiary to, use the proceeds of each subsequent Loan for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulation U).

     6.3. NOTICE OF DEFAULT. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lender of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise (including, without limitation, developments with respect to Year 2000 Issues), which could reasonably be expected to have a Material Adverse Effect.

     6.4. CONDUCT OF BUSINESS. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, or expansions thereof, and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to do so will not result in a Material Adverse Effect.

     6.5. TAXES. The Borrower will, and will cause each Subsidiary to, timely file complete and correct material United States federal and applicable material foreign, state and local income tax returns required by law and pay, discharge, or otherwise satsify when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

     6.6. INSURANCE. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

     6.7. COMPLIANCE WITH LAWS. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     6.8. MAINTENANCE OF PROPERTIES. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, reasonable wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times to the extent in any such case failure so to do could reasonably be expected to have a Material Adverse Effect.

     6.9. INSPECTION. The Borrower will, and will cause each Subsidiary to, permit the Lender, by its representatives and agents, to, upon reasonable advance notice and during normal business hours, inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Lender may designate.

     6.10. DIVIDENDS. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary and, so long as there exists no Default or Unmatured Default, the Borrower may make distributions to its shareholders in an aggregate amount not greater than the amount necessary for such shareholders to pay their actual United States federal and state income tax liabilities in respect of income earned by the Borrower.

     6.11. MERGER. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person.

     6.12. SALE OF ASSETS. The Borrower will not lease, sell or otherwise dispose of its Property to any other Person, except sales of inventory in the ordinary course of business and dispositions of personal property in the nature of furniture, furnishings, equipment and supplies which are worn or obsolete or otherwise not needed in the running of the business.

     6.13. INVESTMENTS AND ACQUISITIONS. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

          (i) existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in SCHEDULE III;

          (ii)  Permitted Investments;

          (iii) accounts receivable;

          (iv)  investments received in settlement of arms length disputes; and

          (v) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the ordinary course of business.

     6.14. INDEBTEDNESS. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (i)  the Obligations;

          (ii) Indebtedness existing on the date hereof and described in
     SCHEDULE IV hereto and, unless otherwise noted on said SCHEDULE IV, all refundings and refinancings thereof; PROVIDED, HOWEVER, that in no event shall any refunding or refinancing increase the dollar amount of such Indebtedness or the interest rate, if any, applicable thereto;

          (iii) Subordinated Indebtedness;

          (iv) Indebtedness secured by Liens permitted under Section 6.15 below;

          (v)  Indebtedness of any Subsidiary to the Borrower;

          (vi) Capitalized Lease Obligations in an aggregate amount not to exceed $1,200,000.00 at any time outstanding; and

          (vii) Indebtedness in respect of performance bonds, bankers acceptances, letters of credit and surety or appeal bonds entered into by the Borrower and its Subsidiaries in the ordinary course of business.

     6.15. LIENS. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

          (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

          (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

          (iv) judgment liens, writs, warrants, levies, distraints, attachments and other similar process which do not constitute a Default;

          (v) Liens securing reimbursement obligations with respect to letters of credit and bankers acceptances which encumber only documents and other property relating to such letters of credit and bankers acceptances;

          (vi)  Liens in favor of landlords;

          (vii) Liens securing Capitalized Leases permitted pursuant to
     Section 6.14(vi);

          (viii) the Liens granted to the Lender under the Loan Documents;

          (ix) the replacement, extension or renewal of any Lien permitted hereunder so long as the Indebtedness secured by such Lien is not increased by such replacement, extension or renewal;

          (x) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

          (xi) Liens in respect of equipment or real property acquired by the Borrower or any Subsidiary, which are created within 180 days after the acquisition of such property to secure Indebtedness incurred to finance all or a part of the purchase price of such property, provided that (a) no such Lien shall extend to or cover any other property of the Borrower or such Subsidiary, as the case may be, and (b) the aggregate principal amount of the Indebtedness secured by all such Liens shall not exceed $1,200,000.00; and

          (xii) Liens existing on the date hereof and described in SCHEDULE V.

     6.16. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

     6.17. PURCHASE OR RETIREMENT OF STOCK. The Borrower will not, nor will it permit any Subsidiary to, acquire, purchase, redeem or retire any shares of its capital stock now or hereafter outstanding.

     6.18. INVESTMENTS; ADVANCES. The Borrower will not permit any of its Subsidiaries to make or commit to make any advance, loan or extension of credit or capital contribution to, or purchase any stocks, bonds, notes, debentures or other securities of, or make any other investment in, any Person; provided, however, that the Company and its Subsidiaries may make or maintain Permitted Investments.

     6.19. CAPITAL EXPENDITURES. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $8,000,000.00 for Capital Expenditures during any one fiscal year on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries.

     6.20. SALE AND LEASEBACK TRANSACTIONS AND OTHER OFF-BALANCE SHEET LIABILITIES. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any sale and leaseback transaction involving assets in excess of $2,000,000.00 in the aggregate; PROVIDED, HOWEVER, that the proceeds of any such sale and leaseback transaction shall be used to repay Indebtedness incurred by the Company pursuant to this Agreement.

     6.21. CONTINGENT OBLIGATIONS. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except by endorsement of instruments for deposit or collection in the ordinary course of business.

    6.22. FINANCIAL COVENANTS.

          6.22.1. MINIMUM CONSOLIDATED NET WORTH. The Borrower will maintain, as at the last day of each calendar quarter, a minimum Consolidated Net Worth equal to or greater than $32,000,000.00.

          6.22.2. MINIMUM NET INCOME. The Borrower will not permit its net earnings as of the end of any fiscal quarter for such quarter and the immediately preceding fiscal quarter to be less than one dollar ($1.00), commencing with the fiscal quarter ending December 31, 1998.

          6.22.3. FIXED CHARGE COVERAGE RATIO. The Borrower will maintain a Fixed Charge Coverage Ratio equal to at least (i), as of December 31, 1998, 1.50:1.00, (ii) as of March 31, 1999, 2.50:1.00; and (iii) as of the last day of each calendar quarter thereafter, 3.50:1.00.

          6.22.4. CURRENT RATIO. The Borrower will maintain, as of the last day of each calendar quarter, a Current Ratio equal to or greater than 2.00:1.00.

     6.23. YEAR 2000. The Borrower will take and will cause each of its Subsidiaries to take all such actions as are reasonably necessary to successfully implement the Year 2000 Program and to assure that Year 2000 Issues will not have a Material Adverse Effect. At the reasonable request of the Lender the Borrower will provide a description of the Year 2000 Program together with any updates or progress reports with respect thereto.

     6.24. SUBSIDIARIES. Following the date upon which each of the parties hereto has executed this Agreement, the Borrower will not form or acquire any new Subsidiary.


                              ARTICLE VII -- DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

      7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

      7.2. Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

      7.3. The breach by the Borrower of any of the terms or provisions of Sections 6.2 or 6.3.

      7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Lender.

      7.5. Failure of the Borrower or any of its Subsidiaries to pay Indebtedness having a principal amount in the aggregate in excess of $250,000.00 when due; or a default shall occur under any agreements governing Indebtedness having a principal amount in the aggregate in excess of $250,000.00 of the Borrower or any Subsidiary or any other event shall occur or condition shall exist, the effect of which default, event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or Indebtedness having a principal amount in the aggregate in excess of $250,000.00 of the Borrower or any of its Subsidiaries shall be declared to be due and payable prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

      7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

      7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any substantial portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

      7.8. Any reportable event (as defined in Section 4043 of ERISA) shall occur in connection with any Plan.

      7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $250,000.00 in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith or are not covered by insurance.

      7.10. The acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Borrower.

      7.11. The Borrower shall fail to comply with the terms of the Security Agreement or the Trademark Security Agreement and such failure is not cured within thirty days following notice thereof by Lender.


        ARTICLE VIII -- ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

      8.1. ACCELERATION. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligation of the Lender to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default occurs, the Lender may terminate or suspend the obligations to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

      8.2. AMENDMENTS. Subject to the provisions of this Article VIII, the Lender and the Borrower may enter into agreements supplemental hereto for the purpose of amending the Loan Documents in any manner or waiving any Default hereunder.

      8.3. PRESERVATION OF RIGHTS. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.


                          ARTICLE IX -- GENERAL PROVISIONS

      9.1. ENTIRE AGREEMENT; SEVERABILITY OF PROVISIONS. The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof other than the
Fee Letter.   Any provision in any Loan Document that is held to be
inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      9.2. BENEFITS OF THIS AGREEMENT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      9.3. EXPENSES; INDEMNIFICATION. The Borrower shall reimburse the Lender for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Lender for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Lender is a party thereto) which it may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

      9.4. SURVIVAL OF REPRESENTATIONS; TAXES. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Note and the making of the Loans herein contemplated. Any taxes (excluding federal income taxes on the overall net income of the Lender) or other similar assessments or charges made by any governmental or revenue authority directly resulting from the execution and delivery of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.


                                ARTICLE X -- SETOFF

     In addition to, and without limitation of, any rights of the Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Lender or any affiliate of the Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part hereof, shall then be due.


                   ARTICLE XI -- ASSIGNMENTS; PARTICIPATIONS

     11.1. SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by the Lender must be made in compliance with Section 11.3. Notwithstanding clause (ii) of this Section, the Lender may at any time, without the consent of the Borrower, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; PROVIDED, HOWEVER, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

     11.2. PARTICIPATIONS. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to it, any Note held by it, the Commitment or any other interest of the Lender under the Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender's obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower and the Lender shall continue to deal solely and directly with each other in connection with the Lender's rights and obligations under the Loan Documents. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Article X in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that the Lender shall retain the right of setoff provided in Article X with respect to the amount of participating interests sold to each Participant. The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in Article X, agrees to share with the Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Article X as if each Participant were a Lender.

     11.3. ASSIGNMENTS. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment. Such assignment shall be evidenced by the Lender's standard form (to be supplied upon request). The consent of the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser that is not a Lender or an affiliate thereof organized under the laws of the United States or a state thereof; PROVIDED, HOWEVER, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld. Upon delivering to the Borrower a notice of assignment, together with any required consent, such assignment shall become effective on the effective date specified in such notice of assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to the other Loan Documents and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower shall be required to release the Lender with respect to the percentage of the Commitment and Loans assigned to such Purchaser. Upon the consummation of any such assignment to a Purchaser, the transferor Lender, the Lender and the Borrower shall, if the Lender or the Purchaser desires, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes, are issued to the Lender and Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

     11.4. DISSEMINATION OF INFORMATION; TAX TREATMENT. The Borrower authorizes the Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in the Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to deliver to the Lender such completed forms with respect to exemption from withholding taxes as the Borrower may reasonably require.

     11.5. CONFIDENTIALITY. Lender agrees to keep confidential all information provided by Borrower under this Agreement except as required by applicable law or if such information is otherwise publicly available (other than as a result of actions by Lender).


                               ARTICLE XII -- NOTICES

     All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Lender, at its address, facsimile number or telex number set forth on the signature pages hereof, or (y) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the other. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; PROVIDED that notices to the Lender under Article II shall not be effective until received.


                            ARTICLE XIII -- COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower and the Lender.


           ARTICLE XIV -- GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER

     14.1. CHOICE OF LAW; CONSENT TO JURISDICTION. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE

RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     14.2. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

                              ROCKSHOX, INC., a Delaware corporation



                              By:
                                  --------------------------------
                              Name:
                                    ------------------------------
                              Title:
                                    ------------------------------
                              Address:
                                       ---------------------------

                                       -----------------------------
                                    Attn:
                                          ------------------------
                              Phone:  (   )    -
                                       ---  --- ----
                              Fax:  (   )    -
                                     ---  --- ----

Commitment:    $5,000,000.00            THE FIRST NATIONAL BANK OF CHICAGO



                              By:
                                  --------------------------------
                              Name:
                                    ------------------------------
                              Title:
                                     -------------------------------
                              Address: One First National Plaza
                                       Chicago, Illinois 60670
                                       Attn: Latanya Driver
                              Phone:   (312) 732-1395
                              Fax:     (312) 732-4840

                               EXHIBITS AND SCHEDULES

COMPLIANCE CERTIFICATE                                 EXHIBIT A

SECURITY AGREEMENT                                     EXHIBIT B

TRADEMARK SECURITY AGREEMENT                           EXHIBIT C

Subsidiaries                                           Schedule I

Real Property                                          Schedule II

Existing Investments                                   Schedule III

Existing Indebtedness                                  Schedule IV

Existing Liens                                         Schedule V